Allianz Life Insurance Company of North America
John P. Hite
Senior Counsel, Associate General Counsel
5701 Golden Hills Drive
Minneapolis, MN  55416-1297
Telephone:  763-765-7494

April 27, 2026
Board of Directors
Allianz Life Insurance Company of North America
5701 Golden Hills Drive
Minneapolis, MN  55416
Re:            Opinion and Consent of Counsel
Allianz Life Variable Account B
Dear Sir or Madam:
You have requested my Opinion of Counsel in connection with the filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, of Allianz Life Variable Account B’s Post-Effective Amendment No. 38 to the Registration Statement on Form N-4 for the individual flexible purchase payment variable deferred annuity contract to be issued by Allianz Life Insurance Company of North America (the “Insurance Company”) and Allianz Life Variable Account B, File No. 333-95729.
I am of the following opinions:
1.
Allianz Life Variable Account B is a unit investment trust as that term is defined in Section 4(2) of the Investment Company Act of 1940 (the Act) and is currently registered with the Securities and Exchange Commission, pursuant to Section 8(a) of the Act.

2.
The Insurance Company is a stock life insurance company organized under the laws of the state of Minnesota and is authorized to offer fixed and variable annuities and individual life insurance. Upon the acceptance of purchase payments made by a Contract Owner pursuant to a Contract issued in accordance with the Prospectus contained in the Registration Statement and upon compliance with applicable law, such a Contract Owner will have a legally-issued, fully-paid, non-assessable contractual interest under such Contract, and all contractual interests of the Contract Owner are binding obligations of the Insurance Company.

You may use this opinion letter, or copy hereof, as an exhibit to the Registration Statement.
Sincerely,
Allianz Life Insurance Company of North America

By:  /s/ John P. Hite
             John P. Hite